Exhibit 99.1

 UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS OF WEB.COM GROUP, INC. AND NETWORK SOLUTIONS

The following unaudited pro forma combined condensed statement of operations has been prepared to give effect to the acquisition of the GA-Net Sol Parent LLC and Subsidiaries, a Delaware corporation (“Network Solutions”) by Web.com Group, Inc. (“Web.com” or “the Company”). The unaudited pro forma combined condensed statement of operations is derived from the historical consolidated statements of operations of Web.com and Network Solutions. The financial statement has been adjusted as described in the notes to the unaudited pro forma combined condensed financial statements.

The unaudited pro forma combined condensed statement of operations combines the historical consolidated statement of operations of Web.com and Network Solutions and has been adjusted to give effect to pro forma events that are directly attributable to the acquisition, factually supportable and expected to have a continuing impact on the combined results. The unaudited pro forma combined condensed statement of operations has been prepared assuming the acquisition occurred on January 1, 2011. We have prepared the unaudited pro forma combined condensed statement of operations based on available information using assumptions that we believe are reasonable. This financial statement is being provided for informational purposes only and does not claim to represent our actual results of operations or project our results of operations for any future period or date. In addition, the pro forma combined condensed statement of operations does not account for the cost of any restructuring activities or synergies resulting from the acquisition.

The unaudited pro forma combined condensed statement of operations includes adjustments resulting from applying the acquisition method of accounting as outlined in Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805, Business Combinations, with Web.com considered the acquiring company.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2011
(In thousands, except per share amounts)

		Historical Network Solutions
	Historical Web.com	January 1, 2011 to October 27, 2011	Pro Forma Adjustments		Pro Forma Combined

Revenue	$199,205	$222,952	$(134,075)	(5)	$354,040
			65,958	(6)

Cost of revenue (exclusive of depreciation and amortization shown below)	84,821	63,005	1,960	(8)	149,786

Sales and marketing	51,743	36,608			88,351
Research and development	19,252	28,705			47,957
General and administrative	45,163	48,573	(35,579)	(10)	58,157
Restructuring charges	9,536	-	(9,536)	(10)	-
Depreciation and amortization	29,456	17,994	(5,715)	(2)	78,417
			45,286	(1)
			3,675	(12)
			(12,279)	(11)
Total cost and operating expenses	239,971	194,885	(12,188)		422,668

(Loss) income from operations	(40,766)	28,067	(55,929)		(68,628)

Interest expense, net	(21,826)	(11,811)	20,280	(3)	(72,870)
			(59,513)	(4)
(Loss) income from operations before income taxes	(62,592)	16,256	(95,162)		(141,498)

Income tax benefit (expense)	50,083	(6,723)	(25,420)	(7)	17,940

(Loss) income from continuing operations	$(12,509)	$9,533	$(120,582)		$(123,558)

Basic earnings per share:
Loss from continuing operations' per common share	$(0.41)	N/A	N/A		$(2.72)
Diluted earnings per share:
Loss from continuing operations per common share	$(0.41)	N/A	N/A		$(2.72)

Basic weighted average common shares outstanding	30,675	N/A	14,795	(9)	45,470
Diluted weighted average common shares outstanding	30,675	N/A	14,795	(9)	45,470

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

Note 1. Basis of Presentation

On October 27, 2011, the Company completed its acquisition of 100% of the equity interests in Net Sol Parent LLC (formerly known as GA-Net Sol Parent LLC) (“Network Solutions”), a provider of global domain names, web hosting and online marketing services, pursuant to the Purchase Agreement dated August 3, 2011. In addition to bringing approximately 2 million subscribers, which present substantial cross- and up-sell opportunities, Network Solutions also brings highly complementary products, sales channels and operating capabilities. The purchase price paid was $570 million consisting of $405.1 million in cash and the issuance of 18 million shares of Web.com common stock valued at $9.16 per share. In connection with the Acquisition, the Company assumed the obligation to pay approximately $211.7 million of outstanding debt of Network Solutions and paid off such liabilities at closing with borrowings from the Company’s new credit facilities, and assumed certain other liabilities. See Note 7, Business Combinations, to the Company’s financial statements for the fiscal year ended December 31, 2011 included in the Company’s annual report on Form 10-K filed with the SEC on March 13, 2012.

The accompanying unaudited pro forma combined condensed statement of operations presents the results of operations of Web.com and Network Solutions based on the historical financial information of each company and includes adjustments to reflect the transactions that are directly attributable to the acquisition, factually supportable and expected to have a continuing impact on the combined results are included in the combined condensed statement of operations. The unaudited pro forma combined condensed statement of operations has been prepared assuming the acquisition occurred on January 1, 2011.

The unaudited pro forma combined condensed statement of operations is based on estimates and assumptions, which have been made solely for purposes of developing such pro forma information. The estimated pro forma adjustments arising from the acquisition are derived from the estimated fair value of the assets acquired and liabilities assumed included in the preliminary purchase price allocation. The acquisition is accounted for under the acquisition method as outlined in ASC 805. Under this method, the purchase price is allocated to the fair value of tangible and intangible assets acquired and the fair value of liabilities assumed. The remaining amount of unallocated purchase price is recorded as goodwill. Web.com has been advised by independent valuation experts on the estimated fair value of certain intangible assets.

Note 2. Long-Term Debt

On October 27, 2011, the Company entered into credit facilities, pursuant to (i) a First Lien Credit Agreement, dated as of October 27, 2011 (the “First Lien Credit Agreement”), and (ii) a Second Lien Credit Agreement, dated as of October 27, 2011, (the “Second Lien Credit Agreement”).  The First Lien Credit Agreement provides for (i) a six-year $600 million first lien term loan (the “First Lien Term Loan”) and (ii) a five-year first lien revolving credit facility of $50 million (the “Revolving Credit Facility”).  The Second Lien Credit Agreement provides for a seven-year $150 million second lien term loan (the “Second Lien Term Loan”). The proceeds were used to finance the acquisition of Network Solutions and to pay off the Company’s outstanding debt as well as the assumed debt of Network Solutions, totaling $298.7 million.

The First Lien Term Loan bears interest at a rate equal to either, at the Company’s option, the LIBOR rate plus an applicable margin equal to 5.5% per annum, subject to a 1.5% LIBOR floor.  Loans under the Revolving Credit Facility bears interest at a rate equal to the LIBOR rate plus an applicable margin equal to 5.5% per annum. The Second Lien Term Loan bears interest at a rate equal to the LIBOR rate plus an applicable margin equal to 9.5% per annum, subject to a 1.5% LIBOR floor.

The Company’s obligations under the Credit Facility are guaranteed by certain of the Company’s existing and subsequently acquired or organized direct and indirect domestic subsidiaries. The obligations of the Company and the subsidiary guarantors under the Credit Facility and the related guarantees thereunder are secured, subject to customary permitted liens and other agreed upon exceptions, by (i) a first priority pledge of all of the equity interests of certain of the Company’s direct and indirect subsidiaries, and (ii) a perfected first priority interest in substantially all assets of the Company and each subsidiary guarantor, except to the extent the pledge of capital stock of a foreign subsidiary owned by the Company or any such subsidiary guarantor would result in adverse tax consequences.

Each of the First Lien Credit Agreement and the Second Lien Credit Agreement contains customary representations, warranties and affirmative and negative covenants applicable to the Company and its subsidiaries, including, among other things, restrictions on liens, indebtedness, investments, fundamental changes, dispositions, prepayment of other indebtedness, redemption or repurchase of subordinated indebtedness, dividends and other distributions. The First Lien Credit Agreement contains a financial covenant that requires the Company to maintain a maximum consolidated first lien net leverage ratio. The Second Lien Credit Agreement contains a financial covenant that requires the Company to maintain a maximum consolidated total secured net leverage ratio. Each of the First Lien Credit Agreement and the Second Lien Credit Agreement also includes customary events of default, including a change of control and cross-defaults on the Company’s or any subsidiary guarantor’s material indebtedness.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS (continued)

Note 3. Pro Forma Statement of Operations Adjustments

The following pro forma adjustments have been recorded in the combined condensed statement of operations for the year ended December 31, 2011. These adjustments reflect the combined entity adjustments from January 1, 2011 through October 27, 2011 as the historical operations of Web.com already reflect the impact of the Network Solutions acquisition from October 28, 2011 through December 31, 2011:

(1)	The following table includes the pro forma amortization expense by intangible asset category resulting from the transaction:

	Year ended December 31, 2011	Useful life at Acquisition Date
	(in thousands)	(in years)
Amortization of:
Trade Names	$-	Indefinite
Non-Compete	493	1
Customer Relationships	15,769	12
Technology	29,024	4.2
Total amortization expense	$45,286

(2)	To eliminate the historical cost basis of Network Solutions’s intangible amortization expense;

(3)	To eliminate the interest expense and deferred financing amortization expense of Network Solutions’s and Web.com’s pre-acquisition debt as these liabilities were paid in full at the closing of the acquisition;

(4)	To record Web.com’s interest expense and deferred financing fee amortization resulting from the outstanding debt of $771.0 million from the term loans and revolving credit facility (discussed in Note 2 above) issued to finance the acquisition;

(5)	To reverse the deferred revenue recognized by Network Solutions’s on a historical basis;

(6)	As required by ASC 805, Business Combinations, Web.com records deferred revenue at fair value as of the acquisition date. This adjustment reflects the estimated revenue that would have been recorded by Web.com using the fair value calculation of deferred revenue. The fair value of deferred revenue was determined by estimating the costs associated with customer support services and prepaid domain name registration fees to fulfill the related contractual obligations over the remaining life of the customer contracts at the acquisition date and includes a normal profit margin. The historical Network Solutions deferred revenue as of October 27, 2011 was written down by approximately 51 percent. The unfavorable impact to revenue declines on a monthly basis as the acquired deferred revenue becomes fully recognized;

(7)	To record income tax expense using the estimated effective tax rate of the post-acquisition, combined Web.com entity. Included in this adjustment is the reversal of $32.7 million of income tax benefit resulting from releasing the pre-acquisition valuation allowance recorded in the historical Web.com statement of operations;

(8)	To record the fair value adjustment to deferred expenses estimated under purchase accounting and recorded as an adjustment to cost of revenue. The fair value of deferred expenses, which is primarily prepaid domain registration fees, was calculated by multiplying the monthly cost of registering a domain name by the number of months of services that have been prepaid for each contract at the acquisition date;

(9)	To reflect issuance of 18 million shares of Web.com common stock on January 1, 2011;

(10)	To reverse post-acquisition restructuring expenses of Web.com and transaction-related costs recorded by Web.com and Network Solutions and that do not have a continuing impact on the combined, post-acquisition entity;

(11)	To reverse the historical cost basis depreciation expense of Network Solutions assets; and

(12)	To record depreciation expense using the estimated fair value of Network Solutions assets as of the acquisition date.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS (continued)

Note 4. Pro Forma Loss from Continuing Operations per Share

The pro forma basic and diluted loss from continuing operations per share is based on the weighted average Web.com shares used in computing basic and diluted loss from continuing operations as calculated for the year ended December 31, 2011. The Company has excluded 7.1 million of potentially dilutive shares in the diluted earnings per share calculation of the combined entity for the year ended December 31, 2011. These shares were excluded because the combined entity had a net loss for the periods presented in the statement of operations and including them would have been anti-dilutive as outlined in the provisions of ASC 260-10-45, Earnings Per Share. The pro forma basic and diluted loss from continuing operations per share includes the impact of the 18 million shares issued to the sellers at the closing of the acquisition as though these were issued on January 1, 2011.